EXHIBIT 4.2
EXECUTION VERSION

TELENET ADDITIONAL FACILITY U ACCESSION AGREEMENT
TERM LOAN U FACILITY
To:    The Bank of Nova Scotia as Facility Agent and KBC Bank NV as Security Agent
From:    The Telenet Additional Facility U Lender
Date: 16 August 2012

TELENET NV - Credit Agreement
dated 1 August 2007, as amended from time to time (the Credit Agreement)

1.	In this Agreement:
Aggregate Notes means (i) the Notes and (ii) the €250,000,000 aggregate principal amount of 6.750 % fixed rate notes due 2024 issued on or about the date of this agreement under the Indenture.
Borrower in relation to the Term Loan U Facility means Telenet International Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg with its registered office at 2, rue Peternelchen, L - 2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register under number RCS B.155.066, having a share capital of EUR 2,031,000.
Indenture means the indenture, dated on or about the date of this Agreement, among, inter alia, Telenet Additional Facility U Lender, as issuer, and The Bank of New York Mellon, as trustee.
Notes means the €450,000,000 aggregate principal amount of 6.250% fixed rate notes due 2022 and issued on or about the date of this agreement by the Telenet Additional Facility U Lender pursuant to the Indenture.
Telenet Additional Facility U Lender means Telenet Finance V Luxembourg S.C.A., a corporate partnership limited by shares, société en commandite par actions incorporated under the laws of the Grand Duchy of Luxembourg with its registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register under number B164890.
Term Loan U Facility means the €450,000,000 term loan facility made available by the Telenet Additional Facility U Lender under this Agreement.
Term Loan U Facility Commitment means, in relation to the Telenet Additional Facility U Lender, the amount in euros set opposite its name under the heading “Term Loan U Facility Commitment” in Schedule 1 to this Agreement, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
Term Loan U Facility Loan means a euro denominated loan made to the Borrower by the Telenet Additional Facility U Lender under the Term Loan U Facility.

2.	For the purposes of the Term Loan U Facility and any Term Loan U Facility Loan, and notwithstanding any provision of a Finance Document to the contrary:

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(a)	the following defined terms shall have the following meanings in the Finance Documents:
Luxembourg means the Grand Duchy of Luxembourg.
Luxembourg Guarantor means a Guarantor incorporated in Luxembourg.
Luxembourg Obligor means an Obligor incorporated in Luxembourg.
Qualifying Lender means a Lender which is not an individual or a residual entity within the meaning of the Luxembourg laws implementing the European Council Directive 2003/48/EC of 3 June 2003 (the EU SD) on taxation of savings income in the form of interest payments, including notably the Luxembourg laws of 21 June 2005 implementing under Luxembourg law the EU SD and the Luxembourg law of 23 December 2005 creating a final withholding tax on certain income deriving from savings, and any entity which may fall within the scope of the EU SD and the aforesaid Luxembourg laws as they may be amended from time to time.

(b)	where they relate to a Luxembourg company, references in the Finance Documents to:

(i)
a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(ii)	a receiver, administrative receiver, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

(iii)
a security interest includes any hypothèque, nantissement, gage, privilege, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security; and

(iv)	a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements);

(c)	any guarantee given by any Luxembourg Guarantor does not constitute a suretyship (cautionnement) in the sense of articles 2011 and subsequent of the Luxembourg civil code;

(d)
the maximum liability of any Luxembourg Guarantor under the Finance Documents shall be limited so that the maximum amount payable by the relevant Luxembourg Guarantor for the obligations of any Obligor, which is not a direct or indirect Subsidiary of such Luxembourg Guarantor, hereunder shall at no time exceed the Maximum Amount.

Maximum Amount of any Luxembourg Guarantor means the sum of:
(i)     an amount equal to the aggregate (without duplication) of:

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(A)
all moneys received by that Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct or indirect Subsidiaries of that Luxembourg Guarantor hereafter) as borrower under or pursuant to the Finance Documents; and

(B)
the aggregate amount of the outstanding intercompany loans made to the Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct or indirect Subsidiaries of that Luxembourg Guarantor hereafter) by other members of the Group which have been funded with moneys received by the Borrowers under the Finance Documents (the Loan Amount); and

(C)	an amount equal to 95% of the greater of:

(I)	the market value of the assets of the Luxembourg Guarantor at the time the guarantee is called less the Liabilities, other than the Loan Amount, at the time the guarantee is called; and

(II)	the market value of the assets of the Luxembourg Guarantor at the date of this Agreement less the Liabilities, other than the Loan Amount, at the time the guarantee is called.
Liabilities means all existing liabilities (other than any liabilities owed to the direct or indirect shareholders of the Luxembourg Guarantor) incurred, from time to time, by the Luxembourg Guarantor and as reflected, from time to time, in the books of the Luxembourg Guarantor.
If the Parties fail to reach an agreement as to the market value of the assets as referred to under paragraph (C) above, such market value shall be determined, at the sole costs of the Luxembourg Guarantor, by (1) an independent investment bank appointed for this purpose by the Finance Parties or (2) a Luxembourg réviseur d’entreprises appointed upon the request of any of the Finance Parties;

(e)
Telenet International Finance S.à r.l. hereby expressly accepts and confirms, for the purposes of articles 1281 and 1278 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with, the provisions of this Agreement or the Finance Documents, the guarantee given by it guarantees all obligations of each Obligor (including without limitation, all obligations with respect to all rights and/or obligations so assigned, transferred or novated) and any security created under this Agreement or the Finance Documents shall be preserved for the benefit of any New Lender and each Luxembourg Obligor hereby accepts and confirms the aforementioned.

3.
Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

4.	We refer to Clause 2.7 (Telenet Additional Facility) of the Credit Agreement.

5.	This Agreement will take effect on the date on which the Facility Agent notifies the Borrower under the Term Loan U Facility and the Telenet Additional Facility U Lender that it has received

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the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent (acting on the instructions of the Term Loan U Facility Lender) (the Effective Date).

6.	The Telenet Additional Facility U Lender agrees:

(a)	to become party to and to be bound by the terms of the Credit Agreement as a Lender in accordance with Clause 2.7 (Telenet Additional Facility) of the Credit Agreement; and

(b)
to become party to the Intercreditor Agreement as a Lender and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity as Lender in accordance with Clause 20.7 (Senior Creditors) of the Intercreditor Agreement.

7.
The Telenet Additional Facility Commitment in relation to the Telenet Additional Facility U Lender (for the purpose of the definition of Telenet Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Term Loan U Facility Commitment.

8.
The Facility Agent will, for the purposes of any determination to be made under the Credit Agreement or this Agreement, apply the votes of the Telenet Additional Facility U Lender in accordance with a written direction to be provided by the Telenet Additional Facility U Lender. The Telenet Additional Facility U Lender agrees that it will give any such direction in accordance with the provisions of Section 9.01 of the Indenture. For the avoidance of doubt, the Facility Agent may rely on any such directions received and shall have no duty to enquire or monitor as to whether such direction complies with Section 9.01 of the Indenture.

9.
The Term Loan U Facility may be drawn by one Loan on the Effective Date and such date will constitute the Availability Period for the Term Loan U Facility. No more than one Request may be made in respect of the Term Loan U Facility under the Credit Agreement, and such Request may only be in a principal amount of the Telenet Additional Facility Commitment in relation to the Term Loan U Facility as set out in paragraph 7 above.

10.	The Final Maturity Date in respect of the Term Loan U Facility is 15 August 2022. Any outstanding Loan under the Term Loan U Facility shall be repaid in full on the Final Maturity Date.

11.
The interest rate in relation to the Term Loan U Facility will be a fixed rate of 6.250 per cent. per annum. Such interest rate will be calculated in accordance with Clause 8.1 (Interest rate) of the Credit Agreement as being the sum of EURIBOR, the applicable Margin and the Mandatory Costs, where in order to achieve the fixed rate referred to above, the applicable Margin will be:

(a)    6.250 per cent. per annum, calculated on the basis of a 360 day year comprised of twelve 30 day months;
minus

(b)	the sum of EURIBOR plus the Mandatory Costs.
For the avoidance of doubt, for the purpose of this calculation, the applicable Margin may be a negative number. Further, the interest rate for this Term Loan U Facility will never exceed 6.250 per cent. per annum (save to the extent that Clause 8.3 (Interest on overdue amounts) of the Credit Agreement may apply).

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12.
The first Term to apply to the Term Loan U Facility Loan will be a period equal to the period running from the Effective Date up to and including 15 February 2013. The Borrower agrees that each subsequent Term under the Term Loan U Facility will be 6 months.

13.
Upon the occurrence of a mandatory prepayment of the Term Loan U Facility following a Change of Control, as defined under Clause 7.2 (Mandatory prepayment – change of control) of the Credit Agreement, the Borrower under the Term Loan U Facility agrees to pay to the Facility Agent (for the account of the Telenet Additional Facility U Lender) an amount equal to 1 per cent. of the principal amount of the Term Loan U Facility, plus accrued and unpaid interest to the due date of mandatory prepayment. Such payment shall be due and payable by the Borrower to the Facility Agent (for the account of the Telenet Additional Facility U Lender) under the Term Loan U Facility on the actual date of such mandatory prepayment.

14.
At any time prior to 15 August 2017, upon the occurrence of a voluntary prepayment of any or all of the Term Loan U Facility by the Borrower under the Term Loan U Facility under Clause 7.6 (Voluntary prepayment) of the Credit Agreement (other than a voluntary prepayment complying with Clause 16 or Clause 17 below), the Borrower under the Term Loan U Facility agrees to pay to the Facility Agent (for the account of the Telenet Additional Facility U Lender) an amount equal to the Additional Amount (as defined below) (calculated as of a date no more than three Business Days prior to the date of the relevant prepayment notice), plus accrued and unpaid interest on the amount of the Term Loan U Facility Loan prepaid to the due date of prepayment. Such payment shall be due and payable by the Borrower under the Term Loan U Facility to the Facility Agent (for the account of the Telenet Additional Facility U Lender) on the actual date of such prepayment.

For the purposes of this Clause 14:
Additional Amount means, with respect to the Term Loan U Facility on any prepayment date applicable to the voluntary prepayment of any or all of the Term Loan U Facility, the excess of:

(i)
the present value at such prepayment date of (i) the amount that would be payable (as set out in clause 16 below) in respect of the Term Loan U Facility if the Term Loan U Facility were prepaid pursuant to Clause 7.6 (Voluntary prepayment) of the Credit Agreement, plus (ii) the principal amount of the Term Loan U Facility being prepaid plus (iii) all required interest payments due on the principal amount of the Term Loan U Facility being prepaid through 15 August  2017, (excluding accrued but unpaid interest to the prepayment date and assuming such interest payments are calculated at the rate of interest on the Term Loan U Facility in effect on such prepayment date), computed using a discount rate equal to the Bund Rate as of such prepayment date plus 50 basis points; over

(ii)	the principal amount of the Term Loan U Facility being prepaid.
Bund Rate means, with respect to any relevant date, the rate per annum equal to the equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:
(i)     “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such prepayment date to15 August 2017, and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a

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maturity most nearly equal to15 August  2017; provided, however, that, if the period from such prepayment date to15 August  2017 is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the period from such prepayment date to 15 August  2017 is less than one year, a fixed maturity of one year shall be used;
(ii)     “Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Telenet Additional Facility U Lender obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;
(iii)     “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Telenet Additional Facility U Lender in consultation with the Trustee; and
(iv)     “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Telenet Additional Facility U Lender of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Telenet Additional Facility U Lender by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third business day in Frankfurt preceding the relevant date.

15.
On or after 15 August  2017 upon the occurrence of a voluntary prepayment of any or all of the Term Loan U Facility by the Borrower under the Term Loan U Facility under Clause 7.6 (Voluntary prepayment) of the Credit Agreement (other than a voluntary prepayment complying with Clause 16 below), the Borrower under the Term Loan U Facility agrees to pay to the Facility Agent (for the account of the Telenet Additional Facility U Lender) an amount equal to the relevant percentages of the principal amount of the Term Loan U Facility being prepaid as set forth in the table below on, plus accrued and unpaid interest then due on the amount of the Term Loan U Facility prepaid to, the due date of prepayment, if prepaid during the twelve-month period beginning on August 15 of the years indicated below:

Year	Prepayment Price expressed as a percentage of the principal amount of the Term Loan U Facility
2017	3.125%
2018	2.083%
2019	1.563%
2020 and thereafter	—%
Such payment shall be due and payable by the Borrower under the Term Loan U Facility to the Facility Agent (for the account of the Telenet Additional Facility U Lender) on the actual date of such prepayment.

16.	Following a Telenet Group Transfer:

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(a)
if the holders of a majority of the aggregate principal amount of the Aggregate Notes consent to the Telenet Group Transfer, the Borrower under the Term Loan U Facility may, at its option, voluntarily prepay a principal amount of the Term Loan U Facility under Clause 7.6 (Voluntary prepayment) of the Credit Agreement equal to the aggregate principal amount of the Notes whose holders did not consent to the Telenet Group Transfer (in accordance with the terms of the Indenture) and in connection therewith the Borrower under the Term Loan U Facility will pay to the Facility Agent (for the account of the Telenet Additional Facility U Lender) an amount equal to 1 per cent. of the principal amount of the Term Loan U Facility prepaid, plus accrued and unpaid interest to the due date of prepayment. Such payment shall be due and payable by the Borrower to the Facility Agent (for the account of the Telenet Additional Facility U Lender) under the Term Loan U Facility on the actual date of such prepayment; or

(b)
if the holders of a majority of the aggregate principal amount of the Aggregate Notes do not consent to the Telenet Group Transfer, the Borrower under the Term Loan U Facility will voluntarily prepay a principal amount of the Term Loan U Facility under Clause 7.6 (Voluntary prepayment) of the Credit Agreement equal to the aggregate principal amount of the Notes tendered in the offer to purchase described in Section 3.08(b) of the Indenture and in connection therewith the Borrower under the Term Loan U Facility will pay to the Facility Agent (for the account of the Telenet Additional Facility U Lender) an amount equal to 1 per cent. of the principal amount of the Term Loan U Facility prepaid, plus accrued and unpaid interest to the due date of prepayment. Such payment shall be due and payable by the Borrower to the Facility Agent (for the account of the Telenet Additional Facility U Lender) under the Term Loan U Facility on the actual date of such prepayment.

For the purposes of this Clause 16:
“Telenet Group Transfer” means the occurrence of either of the following: (a) the consummation of any transaction (including, without limitation, any merger, consolidation, scheme of arrangement or amalgamation), the result of which is that Liberty Global Europe Financing B.V., UPC Holding B.V. and/or any of their Subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Telenet NV or (b) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of Telenet NV and its Subsidiaries taken as a whole to Liberty Global Europe Financing B.V., UPC Holding B.V. and/or any of their Subsidiaries.

17.
Prior to the earlier of (i) 16 November 2012 and (ii) ten business days following the payment of the bid price to tendering shareholders in the Voluntary Self Tender (as defined in the Indenture), Excess Offering Proceeds (as defined in the Indenture) may be used by the Borrower at one time only on five business days’ notice (which notice will be irrevocable) to prepay the Term Loan U Facility under Clause 7.6 (Voluntary prepayment) of the Credit Agreement, in a principal amount up to €250 million, provided that, in any event, at least €200 million in principal amount of the Term Loan U Facility will remain outstanding immediately after such prepayment. In the instance of a voluntary prepayment being made pursuant to this Clause 17, the Additional Amount referred to in Clause 15 will not be payable by the Borrower.

18.
Telenet NV shall not arrange an Additional Facility (in addition to any applicable requirements set forth in Clause 2.8(e) of the Credit Agreement) if after giving effect to the utilisation (and, for the avoidance of doubt, the application of the net proceeds) of the Total Telenet Additional Facility Commitments under such Telenet Additional Facility, the ratio of Net Total Senior Debt (as defined below) to Consolidated Annualised EBITDA would be greater than 4.50:1.

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“Net Total Senior Debt” means, at any time, that part of Total Debt which is attributable to Financial Indebtedness outstanding under the Finance Documents less Cash and Cash Equivalents at that date.

19.
The Borrower agrees that it will not request or require the transfer of all of the rights and obligations of the Telenet Additional Facility U Lender pursuant to Clause 26.3 (Non-Consenting Lenders) of the Credit Agreement.

20.
The Borrower under the Term Loan U Facility confirms, on behalf of itself and each other Obligor, that the representations and warranties set out in Clause 16 (Representations and Warranties) of the Credit Agreement (except for Clauses 16.7 (Authorisations), 16.9 (No material adverse change), 16.10 (Litigation and insolvency proceedings), 16.11 (Business Plan), 16.12 (No misleading information), 16.13 (Tax Liabilities), 16.14 (Security Interests), 16.17 (Ownership of assets), and 16.19 (ERISA)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

21.
Each of the Guarantors confirms that its obligations under Clause 15 (Guarantee and Indemnity) of the Credit Agreement, and each of the Existing Security Providers confirms that the Security Interests created pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of the Term Loan U Facility and that such obligations shall be owed to each Finance Party including the Telenet Additional Facility U Lender.

22.	The Telenet Additional Facility U Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Telenet Additional Facility Commitment is in force.

23.
The Telenet Additional Facility U Lender and the Facility Agent agree to waive the notice period in respect of drawdown requests under Clause 5.1 (Giving of Request) of the Credit Agreement in respect of this Term Loan U Facility.

24.
The Telenet Additional Facility U Lender, the Borrower and the Facility Agent acknowledge and agree that (a) the Facility U Advance shall be made by the Additional Facility U Lender directly to the Borrower to an account notified by the Borrower to the Additional Facility U Lender, rather than through the Facility Agent, and (b) in respect of any other payments of principal, interest or other amounts due under Facility U, (i) the Borrower shall make payments payable by it to the Additional Facility U Lender directly to the Additional Facility U Lender (or to such account as the Additional Facility U Lender may specify), and (ii) the Additional Facility U Lender shall make payments payable by it to the Borrower directly to the Borrower (or to such account as the Borrower may specify). The Additional Facility U Lender agrees that it shall promptly notify the Facility Agent if the Borrower fails to make any payment under subclause (b)(i) of this Clause 24 when due, and the Borrower agrees that it shall promptly notify the Facility Agent if the Additional Facility U Lender fails to make any payment under subclause (b)(ii) of this Clause 24 when due.

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25.
The Facility Office and address for notices of the Telenet Additional Facility U Lender for the purposes of Clause 33.2 (Contact details) of the Credit Agreement will be that notified by the Telenet Additional Facility U Lender to the Facility Agent.

26.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

27.
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

28.
The Borrower under the Term Loan U Facility hereby agrees that the Telenet Additional Facility U Lender may disclose confidential information supplied to it by or on behalf of any Obligor in connection with the Finance Documents to the extent such disclosure is required by the terms of the Notes.

29.
For the purposes of any assignment, transfer or novation of rights and/or obligations (in whole or in part) by the Telenet Additional Facility U Lender under Clause 27.3 (Transfers by Lenders) of the Credit Agreement, the Borrower hereby consents to any assignment, transfer or novation made by the Telenet Additional Facility U Lender following an Event of Default under and as defined in the Indenture. The Telenet Additional Facility U Lender may only deliver to the Facility Agent a completed Transfer Certificate if at that time it confirms to the Facility Agent in writing that an assignment, transfer or novation of the interest Term Loan U Facility to be assigned, transferred or novated is not prohibited under the terms of any agreement that is binding on it or any of its assets.

30.	The parties acknowledge that this Agreement is a Finance Document.

[Signature Pages Follow]

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SIGNATORIES
AGENTS
THE BANK OF NOVA SCOTIA as Facility Agent
By: Authorized Signatory
Name:
Title:

[Accession to Credit Agreement]
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KBC BANK NV as Security Agent
By: Authorized Signatory
Name:
Title:

[Accession to Credit Agreement]
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BORROWER
TELENET INTERNATIONAL FINANCE S.à r.l.
By: Authorized Signatory
Name:

Title:

[Accession to Credit Agreement]
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GUARANTORS

TELENET NV
By: Authorized Signatory
Name:

Title:

TELENET INTERNATIONAL FINANCE S.à r.l.
By: Authorized Signatory
Name:

Title:

[Accession to Credit Agreement]
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EXISTING SECURITY PROVIDERS

TELENET NV

By: Authorized Signatory
Name:

Title:

TELENET GROUP HOLDING NV
By: Authorized Signatory
Name:

Title:

TELENET VLAANDEREN NV
By: Authorized Signatory
Name:

Title:

TELENET INTERNATIONAL FINANCE S.à r.l.
By: Authorized Signatory
Name:

Title:

[Accession to Credit Agreement]
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TELENET ADDITIONAL FACILITY U LENDER

TELENET FINANCE V LUXEMBOURG S.C.A.
acting by its General Partner,
TELENET FINANCE V S.à r.l.
By: Authorized Signatory Name:
Title:

[Accession to Credit Agreement]
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Schedule 1
TELENET ADDITIONAL FACILITY U LENDER AND TERM LOAN U FACILITY COMMITMENTS

Telenet Additional Facility U Lender	Term Loan U Facility Commitment (€)
Telenet Finance V Luxembourg S.C.A.	450,000,000

Total	450,000,000

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Schedule 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Obligors

(a)	A copy of the articles of association of each Obligor and each Existing Security Provider.

(b)
A copy of a resolution of the board of directors of each Obligor and each Existing Security Provider approving the terms of, and the transactions contemplated by, this Agreement and any other Finance Documents to which it is, or will become, a party.

(c)
A specimen of the signature of each person authorised on behalf of an Obligor and each Existing Security Provider to execute or witness the execution of this Agreement and any other Finance Document or to sign or send any document or notice in connection with this Agreement and any other Finance Document.

(d)	An up-to-date extract from the Luxembourg Trade and Companies Register in respect of the Borrower under the Term Loan U Facility.

(e)
An up-to-date negative certificate (certificat de non-inscription d’une décision judicaire) issued by the Luxembourg Trade and Companies register in respect of the Borrower under the Term Loan U Facility.

(f)	A copy of the minutes of the shareholders’ meeting of each Belgian Obligor and each Belgian Existing Security Provider (other than Telenet Group Holding NV):

(i)	approving for the purposes of article 556 of the Belgian Companies Act, the terms of and transactions contemplated by this Agreement; and

(ii)
authorising named persons to fulfil the formalities with the Registry of the Commercial Court of the registered office of such Obligor or Existing Security Provider following the decision taken in accordance with the above.

(g)	A certificate of an authorised signatory of the Borrower under the Term Loan U Facility:

(i)	confirming that utilising the Total Commitments (including the Term Loan U Facility Commitment) in full would not breach any limit binding on any Obligor; and

(ii)	certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(h)	A copy of the most recent annual accounts of the Borrower or, in the absence thereof, a copy of the opening balance sheet of the Borrower under the Term Loan U Facility.

(i)	Evidence that the agent of the Borrower under the Finance Documents for service of process in England has accepted its appointment.

(j)	Evidence required by the Finance Parties for the purpose of any applicable money laundering regulations.

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2.	Legal opinions

(a)
A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties and the initial purchasers under the Purchase Agreement executed in respect of the Notes.

(b)
A legal opinion of Allen & Overy LLP, Belgian legal advisers to the Facility Agent, addressed to the Finance Parties and the initial purchasers under the Purchase Agreement executed in respect of the Notes.

(c)
A legal opinion of Allen & Overy Luxembourg, Luxembourg legal advisers to the Facility Agent, addressed to the Finance Parties and the initial purchasers under the Purchase Agreement executed in respect of the Notes.

3.	Other

(a)	Confirmation by the Telenet Additional Facility U Lender that the Notes have been issued.

(b)	Deed of Accession in respect of the Telenet Additional Facility U Lender accession to the Intercreditor Agreement as a Lender.

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